As filed with the Securities and Exchange Commission on June 18, 2025

Registration No. 333-284187

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VERTICAL DATA INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

8742
(Primary Standard Industrial Classification Code Number)

99-2841705
(I.R.S. Employer Identification Number)

1980 Festival Plaza Drive Suite 300 Las Vegas, NV 89135 (888) 462-3453
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

REPUBLIC REGISTERED AGENT LLC 930 S 4th St Ste 209, Las Vegas, NV 89101, USA, Telephone: (888) 462-3453
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:
Joseph M. Lucosky, Esq. Scott E. Linsky, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 (732) 395-4400
As soon as practical after the effective date of this registration statement
Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒

Indicate by check mark whether the registrant is a large, accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large, accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large, accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders shall not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.

This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted. The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

EXPLANATORY NOTE

Vertical Data Inc. is filing this Amendment No. 5 to its Registration Statement on Form S-1 (File No. 333-284187) (the ‘‘Registration Statement”) as an exhibits-only filing. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibit. The remainder of the Registration Statement is unchanged and has therefore been omitted.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

As used in this Part II, unless the context indicates or otherwise requires, the terms “we”, “us”, “our”, the “Company” and “Vertical Data” refer to Vertical Data Inc., a Nevada corporation.

Item 13. Other Expenses of Issuance and Distribution

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the types of fees and expenses listed below that were paid or are payable by us in connection with the issuance and distribution of the shares of common stock to be registered by this registration statement. None of the expenses listed below are to be borne by any of the Selling Stockholders named in the prospectus that forms a part of this registration statement.

Expense	Amount
SEC Registration Fee	$3,153
Accounting Fees and Expenses	$200,000
Legal Fees and Expenses	$100,000
Transfer Agent Fees and Expenses	$3,500
Miscellaneous Fees and Expenses	$8,400
Total	$315,053

* To be provided by amendment

Item 14. Indemnification of Directors and Officers.

Our Bylaws provide that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a, director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification is a contractual right, which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaws, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under Article Eleven of our Bylaws. The Board of Directors may cause the Company to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person. The Board of Directors may from time to time adopt further Bylaws with respect to indemnification and may amend the and such Bylaws to provide at all times the fullest indemnification permitted by the laws of the state of Nevada.

NRS 78.7502 permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or the suit if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or some other court of competent jurisdiction determines that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

We may enter into indemnification agreements with our directors, certain officers, in addition to the indemnification provided in the NRS and our Bylaws and intend to enter into indemnification agreements with current and any new directors and officers in the future.

We intend to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The foregoing discussion of our Bylaws, indemnification agreements, indemnity agreement, and Nevada law is not intended to be exhaustive and is qualified in its entirety by such Bylaws, indemnification agreements, indemnity agreement, or law.

Item 15. Recent Sales of Unregistered Securities.

Except as set forth below, since its inception, the Registrant has not issued any securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”). All of the securities described below were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder on the basis that there was no public offering.

●	From June 1, 2024 through September 30, 2024, the Company issued 36,503,000 founders shares of common stock at par value to various individuals. The Company received approximately $500 in consideration for the issued common shares. The following individuals received founder shares:

Founding Stockholders	Shares
AASD Investments LLC (Deven Soni)	10,500,000
TDK Cashflow Ltd. (Trevor Koverko)	10,000,000
Christopher W Johnson	3,500,000
Alpha Nine Ventures LTD (Ryan McMillan)	1,700,000
Robert Hackett	1,700,000
Christopher Creatura	1,600,000
David Hackett	1,000,000
Z List Media, Inc. (James Altucher)	664,000
Roth Hill, Inc. (Robert Douglas Hill)	664,000
Ambiguous Ventures, Inc. (Ty Neely)	664,000
Timothy J Collins	664,000
McMillan Co. (Ryan McMillan)	664,000
PC2ATX, LLC (Robert & Patricia Byrn)	664,000
Huey Co. LLC (Caleb Huey)	664,000
Goal Capital Inc. (Danny Gravelle)	600,000
Jesse Nickel	500,000
Surekha Kanakia	500,000
Robert Babbage	125,000
Bob Babbage Sr.	50,000
Amir Haboosheh	50,000
Hamid Djam	30,000
Total	36,503,000

●	From July 1, 2024 through June 3, 2025 the Company sold 4,690,052 shares of common stock to various accredited investors for total consideration received of $2,345,026.

●	From July 1, 2024 through September 30, 2024 the Company granted an aggregate of 4,025,000 options to certain employees, consultants and directors.

●	Subsequent to September 30, 2024, the Company granted an aggregate of 3,175,000 options to certain consultants.

Item 16. Exhibits and Financial Statements Schedules.

(a) Exhibits.

See the Exhibit Index immediately following the signature page hereto, which is incorporated into this Item 16 by reference.

(b) Financial Statements Schedules.

No financial statement schedules are provided because the information called for is not applicable or not required or is shown in the financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. In so far as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

5. If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on June 18, 2025.

VERTICAL DATA INC.

/s/ Deven Soni
Deven Soni
Chairman, President, Chief Executive Officer,

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Deven Soni	Chairman, President, Chief Executive Officer	June 18, 2025
Deven Soni	(Principal Executive Officer)

/s/ Christopher Creatura	Chief Financial Officer	June 18, 2025
Christopher Creatura	(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Name/Identification of Exhibit
3.1+	Articles of Incorporation of Vertical Data, Inc.
3.2+	Bylaws of Vertical Data, Inc.
5.1*	Opinion of Lucosky Brookman LLP
10.1+	Employment Agreement Between Vertical Data, Inc. and Deven Soni
10.2+	Consulting Agreement Between Vertical Data, Inc. and Christopher Creatura
10.3+	Consulting Agreement Between Vertical Data, Inc. and Christopher Johnson
10.4+	Form of Vertical Data, Inc.’s 2024 Equity and Incentive Plan
10.5+	Form of Subscription Agreement
14.1+	Form of Code of Ethics
23.1+	Consent of BCRG Group, Inc.
23.2*	Consent of Lucosky Brookman LLP (included in 5.1)
107+	Filing Fee Table

+ previously filed

* Filed herewith

** To be filed by amendment